Exhibit 10.5

LEASE

This Lease is made and entered into this 8th day of February 2016, by and between 155 De Haro Associates LLC, a California limited liability company (“Landlord”) and Volta Industries, Inc., a Delaware corporation (“Tenant”).

1. DESCRIPTION:

The real property (the “Property”) upon which the Premises are located is commonly known as 155 De Haro Street, San Francisco, California.

2. PREMISES:

Landlord leases to Tenant, and Tenant leases from Landlord, upon the terms and conditions set forth herein, the premises consisting of the of approximately 8,480 gross square feet of warehouse and office space comprising die entire building fronting on De Haro Street, along with ail parking spaces fronting on De Haro Street, all as more particularly shown on Exhibit A, attached hereto and incorporated herein by reference (the “Premises”). Landlord shall retain all of the rear parking spaces on the Property, as shown on Exhibit A, as well as rights of ingress and egress on the south side of the Property.

3. TENANT IMPROVEMENTS:

a. Tenant is leasing the Premises “as is”, and Tenant acknowledges that Tenant has been given an adequate opportunity to inspect the same. Landlord shall deliver the Premises in broom clean condition, free of debris, and with all plumbing, mechanical, and electrical systems in working order. Tenant’s acceptance of possession of the Premises shall be conclusively deemed to be a complete and unconditional acknowledgement by Tenant that Landlord has fully and satisfactorily complied with Landlord’s obligations.

b. If during the term of the Lease, Tenant desires to make any alterations or improvements to the Premises, then Tenant shall comply with all of the following requirements:

i. Prior to Tenant performing any work on the Premises, Tenant shall provide Landlord with a set of plans showing the intended improvements in such detail as Landlord may require. Landlord shall approve or disapprove such plans in its sole discretion, within thirty (30) days after receipt by giving written notice to Tenant, and as a condition of granting consent, may require Tenant to subsequently restore the Premises to their original condition. If Landlord disapprove the plans, then Tenant shall make no alterations or improvements to the Premises. No changes shall be made to any final approved plans unless required by governmental agencies or approved by Landlord.

ii. The contractor selected by Tenant for performance of any work on the Premises shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. All contractors, subcontractors and other persons engaged in connection with such work shall be engaged directly by Tenant, and Landlord shall have no liability for any payment to such persons.

iii. Prior to the commencement of any work hereunder, Tenant shall give Landlord ten (10) days prior notice to allow Landlord to post a notice of non-responsibility at the Premises. Prior to commencement of any work, Tenant shall provide Landlord with certificates of insurance form a company reasonably acceptable to Landlord as to Tenant’s contractor, for course of construction insurance, workers compensation insurance in form and amount as required by law, and for combined single limit bodily injury and property, damage insurance covering comprehensive general liability and automobile liability, deleting exclusions for products and completed operations, in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence, and endorsed to show Landlord as an additional insured and to show a waiver of subrogation by the insurer to any claims that Tenant’s contractor may have against Landlord.

iv. All work undertaken by Tenant shall be performed (i) with all required governmental permits and approvals, and all such work shall be done subject to and in accordance with the requirements of law and local regulations and in a good and workmanlike manner in accordance with accepted building practices and so as not to weaken or impair the Premises or lessen the value of the Premises. Tenant shall be solely responsible for supervising its contractor to ensure the quality of Tenant’s work. Landlord shall have no responsibility for furnishing any security services to the Premises to safeguard Tenants construction or materials.

v. Landlord may, at its option, require Tenant to deposit the cost of such improvements with Landlord in advance of commencement of construction, which cost Landlord will disburse to Tenant’s contractor upon completion of the work at contractually required stages or the posting of a payment bond which insures that the work will be paid for.

4. TERM:

The Lease shall be for a five (5) year term, beginning on March 1, 2016, (the “Commencement Date”) and ending at midnight on February 28, 2021 (such period being the “Term”).

5. BASE RENT:

a. Beginning on May 1, 2016, Tenant shall pay, without offset, deduction or abatement, monthly base rent of Twenty-One Thousand ($21,000) per month, payable in lawful money of the United States in advance on or before the first day of each month to Landlord at 1554 San Lorenzo, Berkeley, California 94707 or to any other party or at any other place as Landlord may designate in writing.

b. Thereafter monthly base rent shall be automatically increased by three percent (3%) annually, commencing with the rental payment due on May 1, 2017, and continuing thereafter during the term of this Lease.

c. All sums payable pursuant to this Lease shall constitute “rent” whether or not so designated.

6. LATE CHARGE:

Tenant acknowledges that late payment by Tenant to Landlord of the rent and other financial obligations called for under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Therefore, if any such payment(s) due from Tenant is not received by Landlord within five (5) days of the due date, Tenant shall pay to Landlord an additional sum of ten percent (10%) of the overdue payment(s) as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenants default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

7. SECURITY DEPOSIT:

Concurrently with the execution hereof, Tenant shall pay the sum of One Hundred Twenty Six Thousand Dollars ($126,000) as a security deposit for the full and faithful performance of this Lease. If Tenant defaults under this Lease, Landlord may apply all or part of the deposit to any sum in default, to pay any other sum which Landlord may be required to spend by reason of Tenant’s default, or to compensate Landlord for any loss, damage, attorneys’ fees or expense sustained by Landlord due to Tenant’s default including future rent loss. Tenant shall then be required to restore the amount of security deposit utilized by Landlord within ten (10) days after written notice to do so. Any balance on hand at the end of the Lease term or portion term shall, subject to Landlord’s rights under Section 1950.7(c) of the California Civil Code, be returned to Tenant within thirty (30) days after the Tenant surrenders possession. The deposit shall not bear interest for the Tenant. If Landlord sells the property, it will comply with California Civil Code Section 1950.7 in effect on the date this Lease is signed. If a prospective purchaser of the Property or a prospective lender asks Landlord to obtain financial information on Tenant, Tenant agrees to provide that information, in a form reasonably acceptable to Landlord, within ten (10) days after Landlord’s request.

8. USE:

The Premises shall only be used for storage, service, design, ancillary office and final assembly of electrical charging stations and components, and for no other use. The Premises shall be used for no other purpose(s) without Landlord’s prior written consent which may be withheld in Landlord’s sole and absolute discretion. Landlord may require Tenant to reimburse Landlord for the reasonable cost (including, but not necessarily limited to, administrative expenses, attorney’s fees, and architect’s fees) of reviewing, investigating, and processing any request by Tenant for consent to any such new use(s) of the Premises. Any funds, so expended by Landlord shall be due and payable by Tenant to Landlord upon ten (10) days notice.

Tenant shall neither do (nor permit others to do) any act in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Building and/or the Premises. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance. Tenant shall promptly (and at Tenant’s sole expense) comply with all laws (whether now in effect, or subsequently enacted) relating to Tenant’s use and occupancy of the Premises including but not limited to ADA, and shall observe the reasonable rules and regulations which may be adopted by Landlord for the safety, care and cleanliness of the Premises and the Property. In particular, and without limiting the foregoing, except as otherwise expressly provided in this Lease, there shall be no storage and no act or omission which violates any federal, state or local ordinance controlling the uses or presence of hazardous substances, including but not limited to the Comprehensive Environmental Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (CERCLA).

9. SERVICES AND UTILITIES:

a. Landlord shall not be liable to Tenant for any loss or damage caused by or resulting from any variation, interruption, or failure of water, heat or utility services due to any cause. No interruption or failure of services incident to the making of repairs, alterations, or improvements, or due to accident or strike, or due to conditions or events beyond Landlord’s reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations under this Lease.

b. Tenant shall timely pay for all gas, heat, electricity, water, sewer, waste disposal (garbage), and other utilities /services which may be furnished to or used in or about the Premises during this Lease, and shall arrange (provided such an arrangement can be made with the utility companies in question) for ail such utilities to be billed directly to Tenant. If any such services or utilities must be in Landlord’s name, or are not separately metered, then Tenant shall pay its prorata share (based on the total floor area of ail buildings located on the Property compared with the Premises) of 50% (“Tenant’s Share”) of the same upon presentation of an invoice prior to delinquency and shall indemnify Landlord from Tenant’s failure to promptly pay the same. Tenant shall (promptly, and at Tenant’s sole expense) comply with all applicable laws (including, but not limited to, all water rationing and energy conservation laws) concerning the use, rationing and/or conservation of utilities.

10. TAXES:

a. Tenant shall pay all real property taxes and general and special assessments “Real Property Taxes”) levied and assessed against the Property (including, but not necessarily limited to, the building, other improvements, and land of which the Premises are part), except for increases that result from the sale or other transfer of the Property by Landlord. The Property is jointly assessed with other real property and Tenant’s shall pay Tenant’s Share of the Real Property Taxes. Notwithstanding anything herein to the contrary, in the event a special assessment is imposed on the Property (a “Special Assessment”) Tenant shall pay its prorata share of the Special Assessment, but, if applicable, the Special Assessment shall be amortized over the useful life of the improvement for which the Special Assessment is imposed and Tenant shall be liable only for payment of its portion of the Special Assessment through the end of the Term.

b.- Each year Landlord shall notify Tenant of Landlord’s calculation of Tenant’s share of the real property tax and together with such notice shall furnish Tenant with a copy of the tax bill. Tenant shall pay to Landlord its 50% share of the real property taxes semiannually not later than twenty (20) days before the taxing authority’s delinquency date or ten (10) days after receipt of the tax bill, whichever is first.

c. Tenant shall not be required to pay any municipal, county, state, or federal income or franchise taxes of Landlord, or any municipal, county, state, or federal estate, succession, inheritance, or transfer taxes of Landlord. If, at any time during the Original Term and/or Extended Term, the State of California or any political subdivision of the state, including any county, city, city and county, public corporation, district, or any other political entity or public corporation of this state, levies or assesses against Landlord a tax, fee, or excise on (1) rents, (2) the square footage of the Premises, (3) the act of entering into this Lease, or (4) the occupancy of Tenant, or levies or assesses against Landlord any other tax, fee, or excise, however described, including, without limitations, a so-called value-added tax, as a direct substitution in whole or in part for, or in addition to, any real property taxes, Tenant shall pay before delinquency Tenant’s proportional share (as reasonably determined by Landlord) of any and all such taxes, fees, or excises.

11. PERSONAL PROPERTY TAXES:

Tenant shah be solely liable for ail taxes levied against personal property, trade fixtures, and other property placed by the Tenant in, on or about the Premises.

12. CARE OF PREMISES:

a. Tenant shah maintain the Premises in first-class order and is responsible for ail repairs, replacements and maintenance to the Premises, including (but not limited to) ail repairs and maintenance of the roof, walls, floors, foundations, load-bearing structures, doors, windows, the plumbing system, the electric system, the HVAC system, ail windows and glass, driveways, parking and loading areas and sidewalks on and in front of the Premises to the same standard by which they are currently maintained, reasonable wear and tear excepted. All required repairs, replacements and maintenance work by Tenant shah be performed promptly, in a good workmanlike manner, and in compliance with all applicable laws. Landlord shall have no duty whatsoever to upgrade, improve, repair, maintain, renovate, or replace the building and improvements located on the Premises (herein collectively referred to as “Building”), the Premises, or any other property or improvements.

b. Tenant shall, at the expiration or termination of this Lease, surrender and deliver up the Premises to Landlord in as good a condition (ordinary wear and tear excepted) as when received by Tenant from Landlord, or as later improved.

c. Tenant shall not make any alterations, additions or improvements in or to the Premises, without complying fully with Section 3 of this Lease.

d. All damage or injury done to the Premises by Tenant or by any persons who may be in or upon the Premises shah be promptly repaired by Tenant, at Tenant’s sole expense, in a good workmanlike manner, and in compliance with all applicable laws. Tenant shah also promptly so repair at Tenant’s sole expense ail damage to the Property and the Premises caused by Tenant’s misuse of them or their appurtenances.

e. If Tenant fails to commence repairs or maintenance required by this Lease within thirty (30) days after written notice from Landlord of the necessity of any repairs/maintenance and specifying the nature of the repairs/maintenance, and Tenant thereafter fails to prosecute the work diligently to completion, then Landlord shall have the right to either make or complete and pay for the repairs/maintenance. If Landlord causes the repairs/maintenance to be made, Tenant shah pay Landlord’s reasonable cost as additional rent within thirty (30) days of invoice for repairs/maintenance.

13. LOCKS AND KEYS:

Tenant may not add, re-key, replace, alter, or change any lock (or lock tumblers) to the Premises without providing Landlord (at the lime of such change) with a key (and/or combination) to the changed or added lock(s).

In the event that Tenant maintains any manner of alarm or security system in or about the Premises, Tenant shall at ail limes either: (1) provide Landlord with such keycards, information, etc. (including, but not necessarily limited to, security codes) necessary to operate and/or disarm the alarm /security system, or (2) establish and maintain an adequate mechanism and procedure to both continually monitor the status of the alarm/security system, and to be available on a seven (7) day a week, twenty-four (24) hour a day basis to disarm the alarm/security system within forty-five (45) minutes of Landlord’s telephoned request. Any such mechanism and procedure shall be established through consultations with Landlord (which shall take place within thirty (30) days of the execution of this Lease), may not be modified prior to additional consultations with Landlord, and must be reasonably acceptable to Landlord.

14. ENVIRONMENTAL MATTERS AND TOXIC WASTE:

a. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Tenant shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may use any ordinary and customary materials reasonably required to be used in the normal course of the permitted Use, ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Landlord to any liability therefor. In addition, Landlord may condition its consent to any Reportable Use upon receiving such additional assurances as Landlord reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

b. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Landlord, Tenant shall immediately give written notice of such fact to Landlord, and provide Landlord with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

c. Tenant, at its sole cost, shall comply with all laves and regulations relating to Tenant’s storage, use and disposal of Hazardous Materials on the Premises. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Tenant’s expense, comply with all Applicable Requirements and take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any combination of, and for the maintenance, security and /or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Tenant, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Tenant, or any third party.

d. Tenant shall indemnify, defend with counsel acceptable to Landlord, and hold Landlord, its members, officers, managers, agents, employees, lender, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the Premises during the term of this Lease (provided, however, that Tenant shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from areas outside of the Property not caused or contributed to by Tenant). Tenant’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Landlord in writing at the time of such agreement.

e. Tenant shah, at Tenant’s sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord’s engineers and/or consultants which relate tin any manner to such Requirements, without regard to whether said Requirements are now in effect or become effective after the Commencement Date. Tenant shall, within ten (10) days after receipt of Landlord’s written request, provide Landlord with copies of all permits and other documents, and other information evidencing Tenant’s compliance with any Applicable Requirements specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Tenant or the Premises to comply with any Applicable Requirements. Likewise, Tenant shall immediately give written notice to Landlord of: (i) any water damage to the Premises and any suspected seepage, pooling, dampness or other condition conducive to the production of mold; or (ii) any mustiness or other odors that might indicate the presence of mold in the Premises.

f. Landlord shall have the right to enter into Premises at any time, in the case of any emergency, and otherwise at reasonable times after reasonable notice, for the purpose of inspecting the condition of the Premises with respect to Hazardous Substances, and for verifying compliance by Tenant with this Lease. The cost of any such inspections shall be pai d by Landlord, unless a violation of Applicable Requirements, or a Hazardous Substance Condition is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Tenant shall upon request reimburse Landlord for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination.

15. COMPLIANCE WITH LAWS:

Tenant is aware that the Premises may not comply with the Americans With Disabilities Act and/or other applicable health and safety laws. Tenant hereby acknowledges that Tenant has been afforded an adequate opportunity to both inspect the Premises and have the Premises inspected by appropriate expert of Tenant’s own choosing (e.g., with respect to code compliance and safety issues). Tenant shall, at Tenant’s own expense, make all improvements and repairs and shall comply with other requirements that may be mandated by any governmental entities relating to the Premises and shall comply with all improvements or repairs and other requirements that may be mandated by any governmental entities now or in the future relating to the Premises, including, but not limited to, seismic safety laws and handicapped access laws. The Premises shall not be used to permitted to be used in whole or in part during the said term of this Lease, including any extensions thereof, for any purpose or use in violation of any of the laws or ordinances applicable thereto.

16. ACCESS:

Landlord may enter the Premises under the following circumstances:

a. In case of emergency.

b. To inspect the same or to make (and/or assess the need for) necessary or agreed repairs, decorations, alterations, or improvements; supply necessary or agreed services; or exhibit the Premises to prospective or actual purchasers, mortgagees, tenants, real estate brokers /agents, workers, or contractors.

c. If Tenant abandons or surrenders the Premises.

d. Pursuant to court order.

Landlord will give Tenant at least 24 hours’ notice of Landlord’s intent to enter unless (1) an emergency exists, (2) Tenant has abandoned or surrendered the Premises, or (3) it is impracticable to do so. Tenant shall at all times during the term of this Lease keep Landlord fully informed as to Tenant’s current telephone number, telefacsimile number, e-mail addresses, etc., and shall promptly notify Landlord of any changes or additions thereto.

Further, Landlord will enter only during normal business hours unless (1) an emergency exists, (2) Tenant has abandoned or surrendered the Premises, or (3) Tenant consents, at the time of an entry that is not during normal business hours, to the entry.

When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, or other facilities without liability to Tenant by reason of that closure and without that action by Landlord being construed as an eviction of Tenant or as a release of Tenant from the duty of observing and performing any of the provisions of this Lease, except that Landlord will not unreasonably interfere with Tenant’s operations. Landlord shall have the right to enter the Premises for the purpose of showing the Premises to prospective Tenants at any lime within the last one hundred eighty (180) days prior to the expiration or sooner termination of the Lease terra and to place “For Rent” or comparable signs on the Premises, or at any time to show the Premises to a prospective purchaser of or lender of the Building in which the Premises are located.

17. DAMAGE OR DESTRUCTION:

If the Premises or the Building are totally destroyed by any cause during this Lease, this Lease shall thereupon terminate and neither party hereto shall have any further rights or be under any further obligations on account of this Lease, except Tenant for rent accrued and Landlord to refund to Tenant the Security Deposit and any unearned rents paid in advance by Tenant. For the purposes hereof, damage or injury to the extent of thirty percent (30%) of the value of the structural portion of the Premises or the Building shall constitute a total destruction thereof. In case the Premises are partially destroyed by any cause for which Landlord was required (by this Lease) to maintain casualty insurance, Landlord with reasonable promptness and dispatch shall repair and rebuild the same, provided the same can be repaired and rebuilt in a manner which is (in Landlord’s reasonable judgment) economically feasible, and in accordance with applicable building and/or zoning laws, and provided further that Landlord actually receives sufficient insurance benefits (or a definite and legally-enforceable promise to promptly provide such benefits) from Landlord’s casualty insurer to adequately fund any such repairs or rebuilding. If Tenant is unable to continue to operate its business during the repair period, there shall be no Rent due. If Tenant is able to occupy a portion of the Premises during the repair period, the Rent shall be reduced proportionately based on the square footage of the unoccupied area as compared to the total area of the enclosed portion of the Premises. In the event of a partial destruction, Tenant agrees to cooperate with Landlord in connection with any such repairs or rebuilding, including but not limited to the approval and/or execution of plans and specifications required.

18. HOLD-HARMLESS CLAUSE:

Tenant shall (immediately and without requiring any determination of fault, negligence, default and/or liability) indemnify, defend with counsel acceptable to Landlord, and hold Landlord free and harmless from any and all liability, claims, loss, damages, or expenses, including attorneys’ fees and costs, caused by (or arising out of): (a) Tenant’s actual or alleged violations of any of Tenant’s duties and obligations under this Lease and/or any applicable law; (b) any act or omission by Tenant (and/or Tenant’s agents’ employee, guest, invitees, licensees, subtenants, or assignees) , (c) the death or injury of any person on the Premises (including, but not limited to, Tenant or any person who is an employee, guest, or agent of Tenant); and/or (d) any actual or alleged damage to or destruction on the Premises of any property, including (but not limited to) property owned by Landlord, Tenant, or any person who is an employee, guest, or agent of Tenant. Such obligation to indemnify, defend, and hold harmless shall not apply to liabilities, claims or damage caused by the intentional misconduct of Landlord. The obligations imposed by this Hold-Harmless Clause shall survive the expiration or earlier termination of this Lease until all claims within the scope of this clause are fully, final and absolutely barred by the applicable statues of limitations. If any action or proceeding is brought against Landlord by reason of any of the foregoing matters, Tenant shall, upon notice defend the same at Tenant’s expense by counsel reasonably acceptable to Landlord. Landlord need not have first paid any claim in order to be defended or indemnified.

19. INSURANCE:

a. Tenant shall (at Tenant’s sole expense) at all times during the term of this Lease (and any extension thereof) maintain broad form commercial general liability insurance and products liability insurance (of a type and form reasonably acceptable to Landlord) written on an “occurrence” policy form (with a licensed insurance company qualified to do business in California, with a financial rating of at least an A as rated in the most recent issue of Best’s Insurance reports, and reasonably acceptable to Landlord) on such Premises, naming Landlord and Landlord’s lender as additional insureds, in an amount of not less than two million dollars ($2,000,000) per occurrence, as well as a policy of standard fire and extended coverage insurance (with vandalism and malicious mischief endorsements) to the extent of at least the actual cash value of Tenant’s personal property and tenant improvements. Tenant shall provide Landlord with certified copies of each such insurance policy (together with satisfactory evidence of payment of premiums) on or before the commencement date of this Lease, and annually following renewal, thereafter. Tenant shall supply Landlord on reasonable notice with additional certified copies of the said insurance policies and/or any related documentation requested by Landlord. Not more frequently than every twelve (12) months, if, in the opinion of Landlord, Landlord’s lender, and/or any insurance broker or consultant retained by Landlord, the amount, quality, and/or type of insurance coverage then maintained by Tenant with respect to the Premises is inadequate or inappropriate, Tenant shall immediately modify the insurance coverage as reasonably required by Landlord, Landlord’s lender and/or Landlord’s insurance broker or consultant. Tenant’s general liability insurance policies shall be endorsed as needed to provide cross-liability coverage for Tenant, Landlord and (if applicable) Lender of Landlord and to provide severability of interest.

All of the Tenant insurance policies required by this section shall provide that Landlord shall receive at least thirty (30) days advance written notice from the insurer(s) with respect to any cancellation, non-renewal, or material change in coverage or available limits of liability.

b. Landlord shall maintain a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements (as well as such other casualty coverage as Landlord may, in Landlord’s reasonable discretion, deem appropriate) for the Building in the amount of the replacement value. In the event of a covered casualty, such insurance proceeds shall (except as otherwise provided in this Lease) be used to repair or rebuild the Building and the Premises. Tenant shall reimburse Landlord for the cost of Landlord’s insurance premiums, Tenant’s Share by paying the Landlord monthly along with the rental payments one-twelfth (1/12) of Tenant’s Share of such premiums.

c. Except as otherwise provided in this Lease, Landlord and Tenant agree that in the event of loss due to any of the perils for which they have agreed to provide insurance, that each partly shall look solely to its insurance for recovery. Landlord and Tenant hereby grant to each other on behalf of any insurer providing insurance to either of them with respect to the Premises a waiver of any right of subrogation which any such insurer of one party may acquire against the other by virtue of payment of any loss under such insurance.

d. Landlord and/or Tenant shall be permitted to provide any insurance required by this Lease in the form of a blanket policy or policies. The coverage(s) afforded under said blanket policy (or policies) shall be at least equal to the coverage(s) which would be provided under a separate policy (or policies), and shall in all other material respects comply with the requirements imposed by this Lease.

20. ASSIGNMENT AND SUBLETTING:

Tenant shall not let or sublet all or any part of the Premises, nor assign this Lease or any interest in it without the prior written consent of Landlord, which shall not be unreasonably withheld. Such consent may (if given) be conditioned upon (among other things) the granting to Landlord of all profits arising out of any such subleasing or assignment.

Tenant shall reimburse Landlord for the reasonable cost (including, but not necessarily limited to, credit check expenses, administrative expenses, investigatory expenses, an attorneys fees) of reviewing, investigating and/or processing any request by Tenant for consent to any assignment(s) or sublease(s). Any sums so expended by Landlord shall be due and payable by Tenant to Landlord upon ten (10) days notice.

21. SIGNAGE:

a. Tenant shall (subject to Landlord’s prior right of reasonable approval), in conformity with applicable laws and ordinances, have the right to erect and thereafter, to replace signs on the front, side, roof and sidewalks of the Building. Tenant shall erect, maintain and replace all such signs at Tenant’s sole cost and expense, and in a good workmanlike manner (using first quality materials).

b. Tenant shall have the right at its sole cost and expense, in a good workmanlike manner (using first quality materials), and in conformity with all applicable laws, ordinances, and standards of commercial reasonableness, to erect, maintain, place and install usual and customary signs and fixtures in the interior of the Premises.

c. Tenant shall (in a good workmanlike manner, and in compliance with all applicable laws) remove any signs he has placed on the Premises at the expiration or sooner termination of this Lease. Tenant shall repair any damage to the Premises or the Property caused by sign removal.

22. LIENS, INSOLVENCY AND ADVANCES:

Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials ordered or obligations incurred by Tenant. If Landlord makes any payment on behalf of Tenant, Tenant shall reimburse Landlord for that expense plus interest at ten percent (10%) per annum with the reimbursement to be made within five (5) days after billing to Tenant.

23. TENANT’S DEFAULT:

All covenants and agreements contained in this Lease are declared to be conditions to this Lease and to the term hereby leased to Tenant. The following constitute a default and breach of this Lease by Tenant:

a. Any failure to pay rent when due when the failure continues for three (3) day after written notice to pay that rent or surrender possession of the Premises is served on Tenant by Landlord; or

b. Any failure to perform any other covenant, condition, or agreement contained in this Lease when the failure is not cured within ten (10) days after written notice of the specific failure is given by Landlord to Tenant; or

c. The abandonment or vacating of the Premises by Tenant. Tenant’s failure to occupy and operate the Premises for business for a period of at least thirty (30) consecutive days shah be deemed an abandonment or vacating of the Premises.

24. LANDLORD’S REMEDIES:

Landlord shall have the following remedies if Tenant commits a default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

a. Landlord can continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect rent when due. Landlord can enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent due under this Lease on the dates the rent is due, less the rent Landlord receives from any reletting. No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease.

If Landlord elects to relet the Premises as provided in this paragraph, rent that Landlord receives from reletting shall be applied to the payment of:

i. First, any indebtedness from Tenant to Landlord other than rent due from Tenant;

Second, all costs, including for maintenance, incurred by Landlord in reletting;

iii. Third, rent due and unpaid under this Lease. After deducting the payments referred to in this paragraph, any sum remaining from the rent Landlord receives from reletting shall be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord. If, on the date rent is due under this Lease, the rent received from the reletting is less than the rent due on that date, Tenant shall pay to Landlord, in addition to the remaining rent due, all costs, including for maintenance, Landlord incurred in reletting that remain after applying the rent received from the reletting as provided in this paragraph.

b. Landlord can terminate Tenant’s right to possession of the Premises at any time. No act by Landlord other than giving notice to Tenant shah’ terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord has the right to recover from Tenant:

i. The worth, at the Urne of the award, of the unpaid rent that had been earned at the time of termination of this Lease;

ii. The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided;

iii. The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and

iv. Any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default.

“The worth, at the time of award,” as used in subsections (1) and (2) is to be computed by allowing interest at the maximum rate an individual is permitted by law to charge. “The worth, at the time of the award,” as referred to in subsection (3), is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus 1%.

25. SUBORDINATION:

a. Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, and advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Property or the Lease. Tenant shall execute such further documents and assurances as such lenders may require, provided that Tenant’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant’s right to quiet possession of the Property during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof. Notwithstanding anything contained herein to the contrary, as a condition to such subordination, Landlord shall use commercially reasonable efforts to secure from each Mortgagee a non-disturbance agreement reasonably acceptable to Tenant, providing that in the event of a foreclosure, the Mortgagee will recognize the validity of this Lease and, provided that Tenant is not in default, will not disturb Tenant’s possession or its rights under this Lease.

b. If Landlord’s interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgage, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord’s interest.

c. Tenant shall sign and deliver any instrument(s) or document(s) necessary or appropriate to evidence any such attornment or subordination or agreement to do so. If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument(s) or document(s).

26. ESTOPPEL CERTIFICATES:

a. Upon Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement (in a form acceptable to Landlord) certifying: (i) that none of the terms or provisions of titis Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (Hi) the last date of payment of the rent and other charges and the time period covered by such payments; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or the Lease as Landlord may (in Landlord’s sole and unfettered discretion) request or which any prospective purchaser or encumbrancer of the Property may require. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord’s request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Property. Such purchaser or emcumbrancer may rely conclusively upon such statement as true and correct.

b. If Tenant does not deliver such statement to Landlord within such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of titis Lease have not been changed except as otherwise represented by Landlord; (H) that this Lease has not been cancelled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s rent or other charges have been paid in advance; and (iv) the Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

27. REMOVAL OF PROPERTY:

a. Tenant shall own all of the personal property to be placed in the Premises by Tenant, to the degree said personal property is not affixed to or a part of the building. Upon removal of Tenant’s property, Tenant shall (at Tenant’s sole expense, in a good workmanlike manner, and in compliance with all applicable laws) repair any damage caused by the removal of Tenant’s property and restore the Premises to the condition required by this Lease. Tenant shall, if so desired by Landlord, remove (at Tenant’s sole expense, in a good workmanlike manner, and in compliance with all applicable laws) any plumbing, fixtures, walls, partitions, shelves, wiring and other improvements which were built or installed by Tenant or by the Landlord to the Tenant’s specifications or at its request, and shall (at Tenant’s sole expense, in a good workmanlike manner, and in compliance with all applicable laws) repair any damage to the Premises into the condition they would have been in but for the installation of the plumbing, fixtures, walls, partitions, shelves, wiring or other improvements or alterations by Tenant or by Landlord at the request of Tenant. Tenant’s obligation to observe the performance of titis covenant shall survive the expiration or sooner termination of Tenant’s rights under this lease.

b. If Tenant fails and/or refuses to remove any of its property from the Premises or the Property at the termination of this Lease, or when Landlord has the right of reentry, Landlord may, at Landlord’s option, remove Tenant’s property, restore the Premises, and store the property without liability for loss or damage, the removal, restoration and/or storage to be for the account of and at the expense of Tenant. If Tenant shall not pay the cost of removing and storing any property after it has been stored for a period of thirty (30) days or more, Landlord may, at his option, sell, or permit to be sold, any or all of the property at public or private sale, in the manner and at the proper time, without notice to Tenant, and shall apply the proceeds of the sale: (i) to the cost and expense of the sale, including reasonable attorneys’ fees actually incurred; (ii) to the payment of costs or charges for removing and storing the property; (iii) to the payment of any other sums of money which may then be or thereafter become due Landlord from Tenant under the Lease; and (iv) the balance, if any, to Tenant.

28. WAIVER AND ESTOPPEL:

The waiver by Landlord of any breach by Tenant of any of the provisions of this Lease shall not constitute a continuing waiver or constitute a waiver or estoppel with respect to any subsequent breach by Tenant either of the same or of another provision of this Lease. Landlord’s acceptance of rent and/or other payments following an actual or threatened breach by Tenant of any provisions of this Lease (including, but not limited to, Tenant’s obligation to peacefully surrender possession of the Premises upon the termination of Tenant’s tenancy), with or without Landlord’s knowledge of the breach, shall not constitute or result in any manner of waiver or estoppel with respect to Landlord’s right to enforce any provision of this Lease.

29. SURRENDER OF POSSESSION:

Upon expiration of the term of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Premises to Landlord.

30. HOLDOVER:

If Tenant shall, with the written consent of Landlord, hold over after the expiration of the term of this Lease, the tenancy shall be on a month-to-month tenancy, which tenancy may be terminated as provided by the laws of the State of California. During that tenancy Tenant agrees to pay per month to Landlord one hundred and fifty percent (150%) of the monthly rental in effect at the end of the Lease term, unless a different rate shall be agreed upon, and to be bound by all of the terms, covenants, and conditions of this Lease so far as applicable to a month-to-month tenancy.

31. CONDEMNATION:

If all of the Premises, or those portions of the Property or Premises as may be required for the reasonable use of the Premises, are taken by eminent domain, this Lease shall automatically terminate as of the date Tenant is required to vacate the Premises and all rentals shall be paid to that date. In case of a taking of a part of the Premises which leaves the remainder of the Premises reasonably tenantable, the rental shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, the rent reduction to be effective as of the date possession of the portion is delivered to condemning authority. Landlord reserves all rights to damages to the Premises for any taking by eminent domain and Tenant hereby assigns to Landlord any right Tenant may have to the damages to award, and Tenant shall make no claim against Landlord for damages for termination of the leasehold interest or interference with Tenant’s business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for Tenant’s moving expenses and for the interruption of or damage to Tenant’s business, but only if those damages may be claimed and only if they are awarded in an eminent domain proceeding for the Tenant and not as part of the damages recoverable by Landlord.

32. NOTICES:

Except as otherwise expressly required by law, any and all notices or other communications required or permitted by this Lease or by law shall be in writing and delivered in person or sent by certified mail to Landlord at the same place rent payments are made, and to Tenant at the Premises, or such other address as Tenant may reasonably designate from time to time. Landlord and Tenant may each hereafter designate any change of address as each may wish. Notices mailed shall be deemed given one day after the date of mailing.

33. COSTS AND ATTORNEYS’ FEES:

Tenant shall reimburse Landlord for all reasonable attorneys’ fees, costs and expenses, arising from and after the date hereof, incurred by Landlord in connection with the enforcement of Landlord’s rights under this Lease, including, without limitation, reasonable attorneys’ fees, costs and expenses for pre-litigation notices (e.g., for drafting and serving notices to pay rent or quit), trial, appellate proceedings, out-of-court negotiations, workouts and settlements, or for enforcement of rights under any state or federal statute, including, without limitation, reasonable attorneys’ fees, costs and expenses incurred to protect Landlord’s security and attorneys fees, costs and expenses incurred in bankruptcy and insolvency proceedings such as (but not limited to) in connection with seeking relief from stay in a bankruptcy proceeding. The term “expenses,” as used herein, means any expenses incurred by Landlord in connection with any of the out-of-court, or state, federal or bankruptcy proceedings referenced above, including but not limited to the fees and expenses of any appraisers, consultants and expert witnesses retained or consulted by Landlord in connection therewith.

Landlord shall also be entitled to Landlord’s attorneys’ fees, costs and expenses incurred in any post-judgment proceedings to collect and enforce the judgment. This provision is separate and several and shall survive the merger of this Lease into any judgment on this Lease.

34. CAPTIONS AND CONSTRUCTION:

Titles to the sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of it.

35. SUCCESSORS:

Subject to the restrictions on subletting and assignment contained herein, all of the covenants, agreements, terms and conditions contained in this Lease shall apply and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.

36. ADDITIONAL RENT:

Tenant shall pay any money required to be paid by Tenant under this Lease (other than the base rent described in Section 5) as additional rental. If Tenant does not pay any such additional rental when due and payable, Landlord may advance the necessary monies, and all money so advanced by Landlord shall be deemed additional rent, due and payable on the next succeeding rent due date, and shall bear interest at the maximum legal rate until paid.

37. GOVERNING LAW:

This Lease shall be governed by and construed in accordance with the laws of the State of California.

38. LIABILITY OF LANDLORD:

Except as otherwise provided in this Lease or applicable law, for any breach of this Lease the liability of Landlord (including all persons and entities that comprise Landlord, and any successor Landlord), and any recourse by Tenant against Landlord, shall be limited to the interest of Landlord and Landlord’s successors in interest in and to the Premises.

39. TRANSFER OF LANDLORD’S INTEREST:

Landlord has the right (in Landlord’s sole and unfettered discretion) to transfer all or part of Landlord’s interest in the Property, the Premises, and/or this Lease. On such a transfer, Landlord shall automatically be released from all liability accruing under this Lease, and Tenant shall look solely to that transferee for the performance of Landlord’s obligations under this Lease after the date of transfer. Landlord also has the right (in Landlord’s sole and unfettered discretion) to assign Landlord’s interest in this Lease to a mortgage lender as additional security. Such an assignment to a mortgage lender shall not release Landlord from Landlord’s obligations under this Lease, and Tenant shall continue to look to Landlord for the performance of Landlord’s obligations under this Lease.

40. PARTIAL INVALIDITY:

If any provision of this Lease is held by a court of competent jurisdiction to be either invalid, void, or unenforceable, the remaining provisions of this Lease shall remain in full force and effect the unimpaired by the holding.

41. SOLE AND ONLY AGREEMENT:

This instrument constitutes the sole and only agreement between Landlord and Tenant respecting the Premises, the leasing of the Premises to Tenant, or the lease term created under this Lease, and correctly sets forth the obligations of Landlord and Tenant to each other as of its date. Any agreements or representations respecting the Premises or their leasing by Landlord to Tenant not expressly set forth in this instrument are null and void.

42. TIME OF ESSENCE:

Time is expressly declared to be of the essence in this Lease.

43. COUNTERPARTS:

This Lease may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

TENANT:

Volta Industries, Inc. a Delaware corporation

By:	/s/ Scott Mercer
Name :	Scott Mercer
Title :	CEO

By:
Name:
Title:

LANDLORD:

155 De Haro Associates LLC,

a California limited liability company

By:	/s/ E. Mark Rudd
Name:	E. Mark Rudd
Title:	Member

By:	/s/ Pamela K. Rudd
Name:	Pamela K. Rudd
Title:	Member

155 DeHaro Associates LLC
c/o Rudd Development Co
4000 East Madison Street, Suite 200
Seattle, WA 98112

February 11, 2016

Volta Industries, Inc. - Scott Mercer

VIA EMAIL ONLY TO SCOTT MASON AT:

********

Reg. Lease of De Haro Street

Dear Scott,

Thank you for sending the signed lease and the monies required to be paid to enter into the lease. Prior to delivering the lease signed by the Landlord to you, we need to clarify the uses permitted under Section 8 of the lease. As you know, the premises are located in an area zoned PDR by the City of San Francisco, and there are various possible interpretations in the rules and regulations (including but not limited to the San Francisco Planning Code) over chat activities are permitted by this zoning. Although the Landlord is in agreement with the uses permitted under Section 8, the Landlord wants you to be clear that Landlord is not representing or warranting to you that the City will permit these uses, and that you must make your own determination that the permitted uses at the premises are acceptable to you. In the event these uses are net permitted, then you will be required, by Sections 8,15 of the lease, to use the premises in compliance with law, as that law may be interpreted by ail governmental authorities having jurisdiction over the premises, and to indemnity Landlord as required by Section 18 of the lease should your use be in violation of the foregoing.

Please countersign a copy of this letter acknowledging your agreement with the foregoing. Upon receipt, we will deliver a copy of the Lease signed by Landlord.

Yours truly,

/s/ Marc Rudd
Marc Rudd,
Manager

The foregoing is understood and agreed

Volta Industries, Inc.

a Delaware corporation

By:	/s/ Scott Mercer
Scott Mercer its CEO

 REAL PROPERTY DISCLOSURE AND ACKNOWLEDGEMENT

(LEASE)

HC&M Commercial Properties, Inc. (“Broker”) provides this Real Property Disclosure and Acknowledgment in reference to a proposed !case transaction by and between 155 De Haro Associates, LLC, a California limited liability company (“Lessor”) and Volta industries, inc. a Delaware corporation (“Lessee”) regarding certain real property known and described as: 155 DeHaro Street in the City of San Francisco, State of California. This Notice is intended to apply to any transaction involving any type of real property, whether improved or unimproved.

HAZARDOUS WASTES OR SUBSTANCES AND UNDERGROUND STORAGE TANKS

Comprehensive federal and state laws and regulations control the use, storage, handling, clean-up, removal and disposal of hazardous wastes or substances. Some of these laws and regulations (such as, for example, the Comprehensive Environmental Response Compensation and Liability Act [CERCLA]) provide for broad liability on the part of owners, tenants, or other users on property for clean-up costs and damages, regardless of fault. Others (such as California Health and Safety Code §25359.7(a)) require disclosure of conditions by a lessor of nonresidential real property who knows, or has reason to believe, that any hazardous substance may be located on or under the property, and impose liability for damages on the non-disclosing lessor. Other laws and regulations set standards for the handling of asbestos, for the use, modification, abandonment, and closure of underground storage tanks, and otherwise regulate any use of property Involving any hazardous wastes or substances. The term “hazardous wastes or substances” is used herein in its very broadest sense and includes, but is not limited to, petroleum based products, paint and solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonium compounds, asbestos, PCBs and other chemical products.

it is not practical or possible to list ail such laws and regulations In this Notice. Therefore, Broker recommends that Lessor and Lessee consult legal counsel to determine their respective rights and liabilities with respect to the issues described in this Notice, as well as ail other aspects of the proposed transaction. Hazardous wastes or substances and underground storage tanks may be present on all types of real property. if hazardous wastes or substances have been, or are going to be used, stored, handled or disposed on the Property, or if the Property has had or may have underground storage tanks, it is essential that legal and technical advice be obtained to determine, among other things, the nature of permits and approvals which have been obtained or may be required; the estimated costs and expenses associated with the use, storage, handling, clean-up, disposal or removal of hazardous wastes or substances; and the nature and extent of contractual provisions necessary or desirable in this transaction for protection of the parties and allocation of any costs that may be incurred. Broker recommends expert assistance and site investigation to determine past uses of the property, which may provide valuable information as to the likelihood of these conditions affecting the Property.

ZONING AND USE

Broker makes no representation or warranty of the Property’s Zoning or whether Buyer’s use is allowed under the Property’s Zoning. Buyer has investigated the land use and zoning of the Property and has confirmed with its own third party experts or satisfied itself their intended use of the Property complies with ail necessary the land use, Zoning and ail applicable government regulations. This is Commercial Property and the Property is not be used for residential purposes. Broker has made no representations or warranties stating this space may be used for such purposes. Buyer and Seller acknowledge it is Buyers and Seller’s sole responsibility to investigate the property’s zoning and determine such zoning is suitable for Buyer’s use. Broker has made no such investigation and recommends that both Buyer and Seller review the San Francisco Planning Code and obtain legal advice pertaining to the Buyer’s use. The San Francisco Planning Department website is hUp://vAvw.sfplanninq.orgi, their office is located at 1650 Mission Street, San Francisco, CA 94103 and their phone number is (415) 558-6378.

AMERICANS WITH DISABILITIES ACT (ADA)

Owners or tenants of real property may be subject to the Americans with Disabilities Act (ADA), a federal law codified at 42 USC Section 12101 et. seq. Among other requirements of the ADA that could apply to your property, Title III of the Act requires owners and tenants of °public accommodations” to remove barriers to access by disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.

Broker recommends that the parties review with their respective attorneys the ADA and related regulations, and your proposed lease, to determine whether and how this law would apply to this lease.

ONGOING LESSOR DISCLOSURES

Lessor agrees to disclose to Broker and to Lessee any and all information which it has regarding present and future zoning and environmental matters affecting the Property and regarding the condition of the Property, including, but not limited to structural, mechanical and soil conditions, ADA-related issues, the presence and location of hazardous substances or wastes, and underground storage tanks, in, on or about the Property. Broker hereby requests that such information be provided Immediately so that it may be timely communicated to the Lessee.

BROKER DISCLAIMER

The parties expressly acknowledge that Broker has made no independent determination or investigation regarding the following: present or future use or zoning of the property; ADA-related issues; environmental matters affecting the Property; the condition of the Property, including, but not limited to structural, mechanical and sons conditions, or issues relating to hazardous wastes or substances as set out above; violations of the Occupational Safety and Health Act or any other federal, state, county or municipal laws, ordinances, or statutes; measurements of land and/or buildings. Lessee is advised to contact a professional, such as a civil engineer, industrial hygienist or other persons with experience in these matters, to advice on these matters. Lessee agrees to make its own investigation and determination regarding such items.

REAL ESTATE AGENCY RELATIONSHIP

When entering into a discussion with a real estate agent regarding a real estate transaction, a buyer or seller, and tenant or landlord, should from the outset understand what type of agency relationship or representation it has with the agent or agents in the transaction. Buyer / Tenant and Seller / Landlord acknowledge being so advised in this transaction, as follows:

(1)	Seller’s or Landlord’s Agent. A seller’s or landlord’s agent under a listing agreement with the seller or landlord may act as the agent for the seller or landlord only. A seller% or landlord’s agent or subagent has the following affirmative obligations: (i) to the seller / landlord, a fiduciary duty of utmost care, integrity, honesty and loyalty in dealings with the seller / landlord; and (ii) to the buyer / tenant and the seller / landlord, diligent exercise of reasonable skill and care in performance of the agents duties, a duty of honest and fair dealing and good faith, and a duty to disclose ail facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the parties. An agent representing only the seller / landlord is not obligated to reveal to the other party any confidential information obtained from the seller / landlord which does not involve the affirmative duties set forth above.

(2)	Buyer’s or Tenant’s Agent. An agent can agree to act as agent for the buyer or tenant only. in these situations, the agent is not the seller% or landlord’s agent, even if by agreement the agent may receive compensation for services rendered, either in full or in part from the seller / landlord. An agent acting only fora buyer / tenant has the following affirmative obligations: (I) to the buyer / tenant, a fiduciary duty of utmost care, integrity, honesty and loyalty in dealings with the buyer; and (11) to the buyer / tenant and the seller / landlord, diligent exercise of reasonable skill and care in performance of the agents duties, a duty of honest and fair dealing and good faith, and a duty to disclose ail facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the parties. An agent representing only the Buyer / Tenant is not obligated to reveal to the Seller / Landlord any confidential information obtained from Buyer / Tenant which does not involve the affirmative duties set forth above.

(3)	Agent Representing Both Seller / Landlord And Buyer / Tenant. A real estate agent, either acting directly or through one or more associate licensees, can legally be the agent of both the seller / landlord and the buyer / tenant in a transaction, but only with the knowledge and consent of both the parties. in a dual agency situation, the agent has the following affirmative obligations to both the seller / landlord and the buyer / tenant: (i) a fiduciary duty of utmost care, integrity, honesty and loyalty in the dealings with either party; and (ii) other duties to the seller / landlord and the buyer / tenant as stated above in their respective sections (1) or (2) of this Agency Disclosure. In representing both parties, the agent may not, without the express permission of the respective party, disclose to the other party that the seller / landlord will accept a price less than the listing price or that the buyer / tenant will pay a price greater than the price offered.

(4)	Agent Not Competent to Give Professional Legal or Tax Advice. The above duties of the agent in a real estate transaction do not relieve a seller / landlord or a buyer / tenant from the responsibility to protect their own interests. The parties should carefully read all agreements to assure that they adequately express their understanding of the transaction. A real estate agent is a person qualified to advise about real estate. If legal or tax advice is desired, a competent professional should be consulted.

(5)	Further Disclosures. Throughout this transaction the parties may receive more than one disclosure, depending upon the number of agents assisting in the transaction. Each party should each read its contents each lime it 1s presented, considering the relationship between them and the real estate agent in this transaction and that disclosure.

(6)	Potentially Competing Buyers/Tenants and Sellers/Landlords. Buyer / Tenant understands that Broker may also represent other potential buyers/tenants, who may consider, make offers on, or ultimately acquire or lease this Property. Seller / Landlord understands that Buyer / Tenant may make offers on, or purchase or lease other properties. Buyer / Tenant and Seller / Landlord acknowledge and consent to Broker’s representation of such potential buyers/tenants and sellers/landlords before, during, and alter Broker’s representation of the parties hereto.

Confirmation of Agency Status. The following agency relationships are hereby confirmed for this transaction:

HC&M Commercial Properties, Inc. is the agent of (check one):

☐ The Seller/Landlord exclusively; or E The Buyer / tenant exclusively; or ☐ both parties (Dual Agency).

Calco Commercial, Inc. Is the agent of (check one):

E The Seller/Landlord exclusively; or ☐ The Buyer / tenant exclusively.

Dual Agency Transactions. By placing their initials below, the parties confirm that HC&M Commercial Properties, inc. (“Broker”) has been and is the agent of both Seller / Landlord and Buyer / Tenant. The parties acknowledge that Broker has explained to each client the implications of common representation, including the risks involved. The parties understand that the agent representing both parties must be impartial between clients. Except as expressly provided below, Broker as a dual agent was and is obligated to disclose to both parties ail material facts or confidential information that could affect either party’s decision to enter into this transaction. The parties have consented to this dual representation. Notwithstanding the foregoing, the parties agree that Broker, acting as such a dual agent, has not and will not, without the express permission of Seller / Landlord, disclose to Buyer / Tenant that the Seller / Landlord is willing to sell or lease the property at a price that is less than the listing price. Conversely, the parties agree that Broker, acting as such a dual agent, has not and will not, without the express permission of Buyer / Tenant, disclose to Seller / Landlord that Buyer / Tenant will pay a price that is greater than the price offered.

Seller% / Landlord’s initials	Buyer’s / Tenants initials

A real estate broker is qualified to advise on real estate matters, but is not authorized to give legal or tax advice. No representation or recommendation is made by HC&M Commercial Properties, Inc. or Its agents or employees as to the legal sufficiency, legal effect or tax consequences of this document, the lease, or any transaction relating thereto since these are matters which should be discussed with your attorney.

ACKNOWLEDGMENT OF RECEIPT

LESSOR:

By

Name Printed:

Title:
Date:

LESSEE:

By	/s/ Scott Mercer

Name Printed:	Scott Mercer

Title:	CEO
Date:	2/10/15

AMMENDMENT TO THE ORIGINAL LEASE DATED FEBRUARY 8, 2016, FOR THE PROPERTY KNOWN AS 155 DE HARO STREET, SAN FRANCISCO, CA BETWEEN 155 DE HARO ASSOCIATES, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY (“LANDLORD”) AND VOLTA INDUSTRIES, INC., A DELEWARE CORPORATION (“TENANT”).

Date of this Agreement: April 20, 2016

1.	From Description. The above referenced Lease shall be modified to include the addition of the interior yard area (accessed via De Haro Street) estimated to be approximately 16,000+/- sf.

2.	Term. The term of the lease shall be for four (4) years and ten (10) months commencing May 1, 2016 and expiring February 28, 2021.

3.	Rent. Rent for the building and interior yard area during the Lease term shall be paid according to the following schedule:

May 1, 2016 – April 30, 2017	$28,000.00 per month (building + front parking + interior yard area)
May 1, 2017 – April 30, 2018	$28,840.00 per month
May 1, 2018 – April 30, 2019	$29,705.20 per month
May 1, 2019 – April 30, 2020	$30,596.36 per month
May 1, 2020 – February 28, 2021	$31,514.25 per month

All terms and conditions of the original lease dated February 8, 2016 shall remain in full force and effect.

Agreed and Accepted:

Dated:	Dated:

Landlord: 155 De Haro Associates, LLC, a California limited liability company	Tenant: Volta Industries, Inc. a Delaware corporation

By:	/s/ E. Marc Rudd	By:	/s/ Scott Mercer

Name Printed: E. Marc Rudd	Name Printed: Scott Mercer

Title: Member	Title: CEO

SECOND AMENDMENT TO

LEASE

This Second Amendment to Lease is made and entered into this 31 day of August 2016, by and between 155 De Haro Associates, LLC, a California limited liability company (“Landlord”) and Volta Industries, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. On February 8, 2016, Landlord and Tenant entered into a lease for the Premises commonly known as 155 De Haro Street, San Francisco, CA (the “Lease”).

B. On April 20, 2016, Landlord and Tenant entered into an Amendment to the Lease (“First Amendment”)(Exhibit C) which modified the Premises to include a fenced interior yard area of approximately 16,000 square feet, but without an attachment specifically outlining the location of this yard area.

C. On May 28, 2016, the neighboring tenant at 10 Carolina St announced to Tenant an intention to advance the fence-line inward on the yard to match their own lease document (location shown herein as Exhibit B).

D. Tenant believed that it was renting the entire interior yard area, as per the First Amendment (Exhibit C), but Landlord objected to this because the area claimed by Tenant included space also leased to another tenant at the Property and exceeded the approximate square footage described in the First Amendment.

E. Landlord and Tenant wish to resolve this dispute and clarify the location of the yard area, and adjust the additional rent that was agreed to be paid by Tenant, all on the terms and conditions hereinafter set forth.

Now therefore, and based upon the foregoing recitals, the parties agree as follows:

AGREEMENT

1.	The foregoing recitals are true and correct.

2.	Attached to this Second Amendment as Exhibit A, and incorporated herein by reference, is a map showing the exact location of the Yard Area, which is made a part of the Premises.

3.	The rent, commencing on May 1, 2016, shall be reduced by $925.00 per month. The new monthly rent for the Premises shall be as follows:

$27,075.00 from May 1, 2016 through April 30, 2017;

$27,915.00 from May 1, 2017 through April 30, 2018;

$28,780.20 from May 1, 2018 through April 30, 2019;

$29,671.36 from May 1, 2019 through April 30, 2020; and

$30,589.25 from May 1, 2020 through February 28, 2021.

4.	Landlord and Tenant agree that this rent adjustment and the definition of the interior yard area shown on Exhibit A are a compromise of a dispute and both parties waive and release any claims they may have against each other and their agents arising out of the facts set forth in the Recitals.

5.	Except as amended hereby, the terms and conditions of the Lease and the First Amendment are ratified and confirmed. All defined terms used in the Lease and the First Amendment have the same meaning when used in this Second Amendment. Each party executing this lease warrants that all necessary entity authority has been obtained, and that the party executing this lease has been duly authorized.

In witness whereof, the parties have executed this Second Amendment of Lease the date first above written.

“Landlord” 155 De Haro Associates, LLC, a California limited liability company

By:	/s/ E. Marc Rudd
E. Marc Rudd, Member

“Tenant” Volta Industries, Inc., a Delaware corporation

By:	/s/ Scott Mercer
Scott Mercer, CEO

EXHIBIT A

Exhibit B

Original Fence Line shown in place at rear of property line

Revised Proposed Fence Line shown in red

EXHIBIT C

AMMENDMENT TO THE ORIGINAL LEASE DATED FEBRUARY 8, 2016, FOR THE PROPERTY KNOWN AS 155 DE HARO STREET, SAN FRANCISCO, CA BETWEEN 155 DE HARO ASSOCIATES, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY (“LANDLORD”) AND VOLTA INDUSTRIES, INC., A DELEWARE CORPORATION (“TENANT”).

Date of this Agreement: April 20, 2016

I.	From Description. The above referenced Lease shall be modified to include the addition of the interior yard area (accessed via De Haro Street) estimated to be approximately 16,000+/- sf.

2.	Term. The term of the lease shall be for four (4) years and ten (10) months commencing May 1, 2016 and expiring February 28, 2021.

3.	Rent. Rent for the building and interior yard area during the Lease term shall be paid according to the following schedule:

May 1, 2016-April 30, 2017	$28,000.00 per month (building+ front parking + interior yard area)
May 1, 2017 - April 30, 2018	$28,840.00 per month
May 1, 2018-April 30, 2019	$29,705.20 per month
May 1, 2019 - April 30, 2020	$30,596.36 per month
May 1, 2020- February 28, 2021	$31,514.25 per month

All terms and conditions of the original lease dated February 8, 2016 shall remain in full force and effect.

Agreed and Accepted:

Dated:

Landlord: 155 De Haro Associates, LLC, a California limited liability company

By:	/s/ Marc Rudd
Name Printed: Marc Rudd
Title: Member

Dated:

Tenant: Volta Industries, Inc. a Delaware corporation

By:	/s/ Scott Mercer
Name Printed: Scott Mercer
Title: CEO

THIRD AMENDMENT TO LEASE DATED FEBRUARY 8, 2016

By and between

155 De Haro Associates, LLC, a California limited liability company, as Landlord and

Volta Industries, Inc., a Delaware Corporation as Tenant Property Address: 155 De Haro, San Francisco, California

This Third Amendment (this “Amendment”) is incorporated into and made a part of that certain lease dated February 8, 2016 as described above. In the event of any conflict between the terms of the lease and previous Amendments, the terms of this Third Amendment shall prevail.

Date of this Agreement: August 23, 2018

All the terms and conditions of the original lease dated February 8, 2016 shall remain in full force and effect, except for the following modifications:

1.	Term. The term of the existing lease and related addendums shall be extended for a four (4) year and six (6) month period with a new expiration date of August 31, 2025.

2.	Rent. Rent for the building and interior yard area during the Lease term shall be paid according to the following schedule:

September 1, 2018 – April 30, 2019	$29,780.20 per month
May 1, 2019 – April 30, 2020	$30,671.36 per month
May 1, 2020 – February 28, 2021	$31,589.25 per month
March 1, 2021 – February 28, 2022	$35,500.00 per month
March 1, 2022 – February 28, 2023	$36,565.00 per month
March 1, 2023 – February 28, 2024	$37,661.95 per month
March 1, 2024 – February 28, 2025	$38,791.80 per month
March 1, 2025 – August 31, 2025	$39,955.56 per month

3.	Right of First Offer to Lease. Provided that Tenant is not in default, beyond applicable notice and cure periods, under any provision of this Lease, either at the time of the delivery of “Landlord’s Notice” (as hereafter defined) or at the time of the delivery of “Tenant’s Notice” (as hereinafter defined), Landlord hereby grants Tenant a right (“First Right”) to lease the 10 Carolina Street building and related excess land from the date immediately following the Expiration Date and/or Non- Renewal of the existing Tenant (ARCH Drafting Supply, Inc. expiry: 08/31/2021 with 30 days notice prior) for a period not to exceed August 31, 2025 in accordance with and subject to the provisions outlined herein.

A. Procedure. Prior to leasing the Premises, or any portion thereof, to any other party for any period commencing from and after the Expiration Date/Non- Renewal of the existing Tenant, Landlord shall give Tenant written notice (the “Landlord’s Notice”) of the following basic economic terms upon which Landlord is willing to lease the Premises for the Term not to exceed August 31, 2025 to Tenant or a third party: (i) to Landlord’s good faith determination of the then prevailing market Base Rent; (ii) Additional Rent (i.e., Tenant’s obligation for payment of Tenant’s share of operating expenses and real property taxes); (iii) term (which shall not be shorter than the Minimum Extension Term); (iv) security deposit; (v) Tenant improvement allowance; (vi) options to extend, if any; (vii) rights of first offer or refusal on additional space in the Building, if any. The economic terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the Tenant’s benefit. Within fifteen (15) business days after Tenant’s receipt of Landlord’s Notice, Tenant shall give Landlord written notice (the “Tenant’s Notice”) pursuant to which Tenant shall elect to (x) lease the Premises upon such Economic Terms and the same non-Economic Terms as set forth in this Lease; (y) refuse to lease the Premises, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the Premises, as the Economic Terms offered by Landlord for the six (6)- month period elapsing immediately thereafter; or (z) refuse to lease the Premises, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Premises. In the event that Tenant does not so respond in writing to Landlord’s Notice within said period, Tenant shall be deemed to have elected clause (ii) above.

Third Amendment to Lease

Rev. 7/26/2018

B. Negotiation. In the event Tenant’s Notice elects clause (iii) above, Landlord, within fifteen (15) days after the date of Tenant’s Notice, may elect to either (y) lease the Premises to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in this Lease, or (z) negotiate with Tenant in good faith for a period of thirty (30) days (“Negotiation Period”) Economic Terms acceptable to both parties. Should Landlord elect to lease the Premises to Tenant upon Tenant’s revised Economic Terms, or if, not later than the last day of the Negotiation Period, Landlord and Tenant agree on Economic Terms, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Landlord and Tenant shall execute and deliver the amendment within fifteen (15) business days after Tenant’s receipt thereof from Landlord. If Landlord rejects Tenant’s revised Economic Terms, and if Landlord and Tenant do not, acting reasonably, reach agreement upon Economic Terms by the end of the Negotiation Period, Landlord shall be free to lease the Premises from and after the Expiration Date/Non-Renewal to any third party upon economic terms satisfactory to Landlord.

C. Additional Terms. In no event shall Tenant’s First Right shall be subordinate to the rights of any existing or future Tenant of the Building or the Project; it being understood that prior to Landlord’s marketing the Premises for lease commencing immediately following the Expiration Date/Non-Renewal Landlord must first provide a Landlord’s Notice to Tenant. Tenant’s First Right is personal to Tenant and any Permitted Transferee to whom this Lease is assigned or transferred.

4.	Landlord Recapture Right. In addition to Landlord’s right of approval of any proposed assignment or subletting and without limiting the other provisions of Paragraph 20, within the original lease, except in connection with a Permitted Transfer (defined below) Landlord shall have the option, in the event of any proposed assignment or subletting, to terminate the Lease as to the affected portion of the Premises as of the proposed effective date of such proposed assignment or subletting set forth in Tenant’s notice. Such option to terminate shall be exercised, if at all, by Landlord giving Tenant written notice thereof within thirty (30) days following Landlord’s receipt of Tenant’s written request to permit assignment of sublease of the Premises as required by the Lease. In the event of such termination by Landlord, from and after the effective date of such termination, (which termination date shall be no earlier than ninety (90) days following the date of such termination notice), Landlord and Tenant shall have no further obligations or liabilities to each other with respect to the affected portion of the Premises, except with respect to obligations or liabilities which have accrued as of, or survive, such termination (in the same manner as if such termination date were the date originally fixed for the expiration of the Lease Term). Without in any manner limiting the rights of Landlord, following any such termination by Landlord, Landlord may lease the affected portion of the Premises to the prospective assignee or subtenant proposed by Tenant, without liability to the Tenant. Landlord’s failure to exercise such termination right as herein provided shall not be construed as Landlord’s consent to the proposed assignment or subletting. Notwithstanding the foregoing or anything in the Lease to the contrary, Landlord’s Recapture Right pursuant to this Section 5 shall not apply to any Permitted Transfer.

5.	Assignment and Subletting. Section 20 of the Lease is modified by inserting the following paragraph at the end of such section:

Notwithstanding anything to the contrary contained in this Lease, Tenant may assign, sublet or otherwise transfer this Lease without first obtaining Landlord’s consent (a “Permitted Transfer”) to (a) a corporation, limited liability company or other entity that results from a merger, consolidation, reorganization, or asset sale with Tenant in which the surviving entity: (i) acquires substantially all of the assets of Tenant as a going concern; (ii) assumed, or is deemed by law to be liable for, all of the liabilities of Tenant; and (iii) has after such merger, consolidation, reorganization, or asset sale a net worth not less than Tenant’s net worth as of the date of this Lease; or (b) any entity which is an affiliate of, controls, is controlled by or is under common ownership with Tenant.

6.	Counterparts. This Amendment may be executed in counterparts, each of which, when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument. The parties agree that if the signature of any party to this Lease is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex or telecopy), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

7.	Initials Not Required. Neither party shall be required to initial any page of the Amendment in order for the Amendment to be effective. The Amendment shall be effective if both parties execute the Amendment on the signature page and deliver the Amendment, together with an executed copy of this Amendment, to the other party.

8.	Waiver of Jury Trial Right. IN GRAFTON PARTNERS L.P. v. SUPERIOR COURT, 36 CAL.4TH 944 (2005), THE CALIFORNIA SUPREME COURT RULED THAT CONTRACTUAL, PRE-DISPUTE JURY TRIAL WAIVERS ARE UNENFORCEABLE. THE PARTIES, HOWEVER, ANTICIPATE THAT THE CALIFORNIA LEGISLATURE WILL ENACT LEGISLATION TO PERMIT SUCH WAIVERS IN CERTAIN CASES. IN ANTICIPATION OF SUCH LEGISLATION, THE PARTIES EACH WAIVE, AS OF THE EFFECTIVE DATE OF SUCH LEGISLATION AND TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS LEASE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.	Office of foreign Assets Control (“OFAC”) Representations. Landlord and Tenant (each, a “Representing Party”) each represents and warrants to the other: (i) that neither the Representing Party nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, (ii) that the Representing Party’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Anti-Money Laundering Act”), and (iii) that throughout the term of this Lease the Representing Party shall comply with the Executive Order and with the Anti-Money Laundering Act.

10.	Patriot Act. In compliance with Executive Order 13224 and the USA Patriot Act of 2001, Tenant affirmatively represents and warrants that (a) neither Tenant nor any officer, director, or principal of Tenant has committed or supported terrorist acts; or (b) neither Tenant nor any officer, director, or principal of Tenant is identified on the list of Specially Designated Nations and Blocked Persons generated by the Office of Foreign Assets Control.

11.	Except as amended hereby, the terms and conditions of the Lease plus First and Second Amendments are ratified and confirmed. All defined terms used in the Lease and First and Second Amendments have the same meaning when used in this Third Amendment. Each party executing this lease warrants that all necessary entity authority has been obtained, and that the party executing this lease has been duly authorized.

Landlord : 155 De Haro Associates, LLC a California limited liability company	Tenant : Volta Industries, Inc. a Delaware corporation

By:	/s/ Marc Rudd	By:	/s/ Debra Crow
Name:	Marc Rudd	Name:	Debra Crow
Title:	President	Title:	CFO

By:	/s/ Pam Rudd
Name:	Pam Rudd
Title	Member